Exhibit 99.1

THE CHILDREN’S PLACE EXTENDS TEMPORARY STORE CLOSURES AND PROVIDES
AN UPDATE RELATED TO THE COVID-19 PANDEMIC

Secaucus, New Jersey – March 31, 2020 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today provided a business update related to the ongoing impact of the COVID-19 pandemic.

Jane Elfers, President and Chief Executive Officer, said, “The Children’s Place continues to address the challenges associated with the ongoing COVID-19 pandemic. In this period of ongoing uncertainty, as we continue to focus on the safety and well-being of our associates and customers, we are announcing the continued closure of all of our U.S. and Canadian stores until further notice. We are also taking difficult but proactive actions to bolster our financial flexibility and structurally position our company for the long term.”

Business Operations

Based on direction from federal, state and local government and health officials, and to ensure the safety and well-being of our associates and customers, the Company has taken the following actions:

•	Suspended all store operations in the United States and Canada beginning March 18, 2020:
o	Until further notice from federal, state and local government and health officials, all of our stores remain closed. The Company is not able to predict the timing of store re-openings at this time.
o	Store sales were planned to represent approximately 65% of Q1 fiscal 2020 revenue with a significant portion of sales planned for the months of March and April.
•	Our digital sales continue to accelerate with quarter-to-date demand up double digits versus last year. We have implemented strict safety protocols and additional compensation incentives at our distribution centers, allowing the Company to continue to service its customers through its e-commerce sites at www.childrensplace.com and www.gymboree.com.

Actions Taken in Response to COVID-19
The Children’s Place is taking the following actions to provide additional financial flexibility:

•	Executing a substantial reduction and/or deferral of expenses and capital expenditures, including an ongoing reduction in forward inventory receipts;
•	Collaborated with vendor partners to extend payment terms;
•	Finalizing the execution of the accordion feature on its revolving credit facility, which will provide an additional $50 million of liquidity;
•	Evaluating its options on approximately 600 store lease events occurring over the next twelve months; and
•	Temporarily suspended the Company’s capital return program, inclusive of share repurchases and dividends. The Company is committed to its capital return program over the longer term and will re-evaluate when appropriate.

•	Effective April 1, 2020:
o	Jane Elfers, President and Chief Executive Officer, will forgo 100% of her salary until further notice;
o	The senior leadership team will take a temporary 25% reduction in salary until further notice; and
o	The independent Directors of the Board have unanimously approved to forgo their cash compensation until further notice.

•	Effective April 5, 2020:
o	All U.S. and Canadian field management and stores associates will be temporarily furloughed until they can safely return to their positions;
o	The Company will institute a combination of temporary furloughs and pay reductions for the majority of its corporate staff; and
o	The Company will continue to provide health benefits to furloughed associates and those impacted may benefit from the recently passed CARES Act legislation.

The Company believes these actions, coupled with the actions announced on March 17, 2020, will support the Company in navigating through this unprecedented level of uncertainty and disruption.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise predominantly at value prices, primarily under the proprietary “The Children’s Place”, “Place”, “Baby Place,” and “Gymboree” brand names. As of February 1, 2020, the Company operated 924 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 266 international points of distribution open and operated by its eight franchise partners in 19 countries.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 1, 2020. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, risks related to COVID-19 and its impacts on our markets (including decreased customer traffic, closures of schools and other activities causing decreased demand for our products and negative impacts on our customers’ spending patterns due to decreased income or actual or perceived wealth), the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from COVID-19 or other disease outbreaks, foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Anthony Attardo, CFA, Director, Investor Relations, (201) 453-6693